Exhibit 4.3

SUSQUEHANNA BANCSHARES, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 16, 2010

to

INDENTURE

Dated as of March 8, 2010

Subordinated Debt Securities

11% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, SERIES II

FIRST SUPPLEMENTAL INDENTURE (the “First Supplemental Indenture”), dated as of March 16, 2010, between SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation (the “Company”), having its principal office at 26 North Cedar Street, Lititz, Pennsylvania 17543, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, having a designated corporate trust office located 525 William Penn Place, Pittsburgh, Pennsylvania 15259, as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of March 8, 2010, (the “Indenture”), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities (i) to establish the form or terms of Securities of any series as permitted by Sections 2.01 and 3.01 of the Indenture and (ii) to add to, change or eliminate any provisions of this Indenture in respect of any one or more series of Securities, provided that any such addition, change or elimination shall neither (A) apply to any Securities of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (B) adversely affect the rights of the Holder of any such Security in any material respect;

WHEREAS, pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this First Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 the Company desires to add to, change or eliminate certain provisions of the Indenture solely as they relate to the series of Securities to be established pursuant hereto;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this First Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE I

DEFINITIONS

1.1 For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this First Supplemental Indenture or the Indenture, as applicable, and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture.

1.2 For all purposes of this First Supplemental Indenture, and for all purposes of the Indenture but solely with respect to the series of Securities to be established pursuant to this First Supplemental Indenture, the following terms shall have the following respective meanings (and to the extent any of the following terms are defined in the Indenture, solely for purposes of the series of Securities to be established pursuant to this First Supplemental Indenture, such terms shall be deemed to supersede and replace in their entirety the terms set forth in the Indenture):

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Junior Subordinated Debentures the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum established in accordance with Section 3.01 of this Indenture from the applicable Interest Payment Date. Unless the context otherwise requires, all references to interest in this Indentures shall be deemed to include Additional Interest.

“Administrative Trustee” means, in respect of the Trust, each Person identified as an “Administrative Trustee” in the Trust Agreement, solely in such Person’s capacity as Administrative Trustee of the Trust and not in such Person’s individual capacity, or any successor administrative trustee appointed as therein provided.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing; provided, however, the Trust shall not be deemed to be an Affiliate of the Company.

“Bankruptcy Event” means any of the events set forth in Section 5.01(3) or (4) of this Indenture.

“Business Day” means any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) a day on which the Corporate Trust Office of the Property Trustee or the Trustee is closed for business.

“Capital Securities” means the 11% Cumulative Trust Preferred Securities, Series II, issued by the Trust.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capital Treatment Event” means the reasonable determination by the Company that, as a result of any:

(i) amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after March 9, 2010;

(ii) proposed change in those laws or regulations that is announced after March 9, 2010; or

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after March 9, 2010;

there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the Liquidation Amount of the Capital Securities as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve applicable to bank holding companies, as then in effect.

“Common Securities” means the 11% Cumulative Common Securities, Series II, issued by the Trust.

“Default” with respect to the Junior Subordinated Debentures, means any of the following events:

(a) an Event of Default with respect to the Junior Subordinated Debentures; or

(b) a default in the payment of any interest upon any Junior Subordinated Debentures when the same shall become due and payable, and continuance of such default for a period of 30 days, unless the Company shall have elected a Deferral Period and such Deferral Period shall remain in effect; or

(c) a failure on the part of the Company to duly observe or perform any of the other covenants or agreements on its part in the Junior Subordinated Debentures or in this Indenture and continuance of such failure for a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same and stating that such notice is a “Notice of Default” hereunder, shall have been given by registered mail to the Company by the Trustee, or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Junior Subordinated Debentures at the time Outstanding;

“Deferral Period” means each period beginning on an Interest Payment Date with respect to which the Company elects pursuant to Section 3.12 of this Indenture to defer all or part of any interest payment and ending on the earlier of (i) the fifth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued interest (including Additional Interest) on the Junior Subordinated Debentures.

“Distributions” has the meaning set forth in the Trust Agreement.

“Distribution Date” means a date on which Distributions are payable.

“Federal Reserve” means the Board of Governors of the Federal Reserve System collectively with any successor federal bank regulatory agency having primary jurisdiction over the Company.

“First Supplemental Indenture” has the meaning set forth in the preamble hereto.

“Guarantee Agreement” means the Guarantee Agreement, dated as of March 16, 2010, between the Company and The Bank of New York Mellon Trust Company, N.A. as Guarantee Trustee.

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, the original issue date of the Junior Subordinated Debentures) to but excluding the next Interest Payment Date.

“Junior Subordinated Debentures” means the series of Securities established pursuant to the First Supplemental Indenture.

“Liquidation Amount” has the meaning set forth in the Trust Agreement.

“Property Trustee” means, in respect of the Trust, the commercial bank or trust company identified as the “Property Trustee” in the Trust Agreement, solely in its capacity as Property Trustee of the Trust and not in its individual capacity, or its successor in interest in such capacity, or any successor property trustee appointed as therein provided.

“Senior Indebtedness” means the principal of (and premium, if any), accrued interest (including interest accruing on or after the filing in bankruptcy or reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and other amounts owing with respect to all Indebtedness of the Company (including Indebtedness of others guaranteed by the Company) other than (i) the following junior subordinated Indebtedness of the Company outstanding on the date hereof, all of which shall be pari passu in right of payment with the Junior Subordinated Debentures: (a) 10.30% junior subordinated notes due 2027, (b) 4.26% floating rate junior subordinated notes due 2032, (c) 4.24% floating rate junior subordinated notes due 2033, (d) 3.77% floating rate junior subordinated notes due 2033, (e) 4.17% floating rate junior subordinated notes due 2033, (f) 6.35% fixed/floating junior subordinated notes due 2036, (g) 6.44% fixed/floating junior subordinated notes due 2036, (h) 6.39% junior subordinated notes due 2036, (i) 6.53% fixed/floating junior subordinated notes due 2037 and (j) 9.375% fixed/floating rate junior subordinated notes due 2057, (ii) all Indebtedness issued pursuant to the Indenture, dated as of November 5, 2007, between the Company and The Bank of New York Mellon Trust Company, N.A. (f/k/a The Bank of New York Mellon), as Trustee, including the 9.375% Capital Efficient Notes, Series I, (iii) any series of Securities issued after the issuance of the Junior Subordinated Debentures if, pursuant to the instrument creating or evidencing such series of Securities, it is provided that such series of Securities is not superior in right of payment to the Junior Subordinated Debentures, or (iv) any other Indebtedness which, pursuant to the instrument creating or evidencing any such Indebtedness or obligation or pursuant to which the same is outstanding it is provided that such Indebtedness or obligation is not superior in right of payment to the Junior Subordinated Debentures, or it is provided that such obligation is subordinated to senior indebtedness to substantially the same extent as the Junior Subordinated Debentures are subordinated to Senior Indebtedness, in any such case referred to in clauses (i), (ii), (iii) or (iv), whether outstanding on the date of this Indenture or the date the Junior Subordinated Debentures are originally issued or thereafter created, incurred or assumed.

“Tax Event” means that the Company has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any (i) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or issued or becomes effective after March 9, 2010, (ii) proposed change in those laws or regulations that is announced after March 9, 2010, or (iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after March 9, 2010, there is a there is more than an insubstantial risk that (x) the Trust is, or will be, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (y) interest payable by the Company on the Junior Subordinated Debentures is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (z) the Trust is, or will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Trust” means Susquehanna Capital II, a Delaware statutory trust, and any successor thereto.

“Trust Agreement” means the Trust Agreement, dated as of November 2, 2007, of the Trust, as amended by the Amended and Restated Trust Agreement of the Trust, dated as of March 16, 2010, among the Company, The Bank of New York Mellon Trust Company, N.A., as Property Trustee, BNY Mellon Trust of Delaware (f/k/a Bank of New York Mellon (Delaware)), as Delaware Trustee, and the Administrative Trustees and the holders named therein, as the same may be amended, supplemented or otherwise modified from time to time.

“Trust Securities” means the collective reference to the Capital Securities and the Common Securities.

ARTICLE II

TERMS OF SERIES OF SECURITIES

2.1 Pursuant to Sections 2.01 and 3.01 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “11% Junior Subordinated Deferrable Interest Debentures, Series II” of the Company (the “Junior Subordinated Debentures”). The Junior Subordinated Debentures initially shall be issued to the Trust.

(b) Aggregate Principal Amount. The aggregate principal amount of the Junior Subordinated Debentures that may be authenticated and delivered under the Indenture and this First Supplemental Indenture is unlimited. $50,010,000 aggregate principal amount of the Junior Subordinated Debentures are issued on the date of this First Supplemental Indenture. The Company has the right to issue additional Junior Subordinated Debentures as Add On Securities in the future. Any such additional Junior Subordinated Debentures shall have the same terms as the Junior Subordinated Debentures issued on the date of this First Supplemental Indenture but may be offered at a different offering price and accrue interest from a different date than the Junior Subordinated Debentures issued on the date of this First Supplemental Indenture. Any such additional Junior Subordinated Debentures will be treated as part of the same series as the Junior Subordinated Debentures issued on the date of this First Supplemental Indenture for all purposes under the Indenture.

(c) Denominations. The Junior Subordinated Debentures shall be issued only in fully registered form, and the authorized denominations of the Junior Subordinated Debentures shall be $1,000.00 principal amount and any integral multiple thereof.

(d) Maturity Date. The principal amount of, and all accrued and unpaid interest on, the Junior Subordinated Debentures shall be payable in full on March 23, 2040 or, if such day is not a Business Day, the following Business Day (the “Stated Maturity Date”).

(e) Rate of Interest. The Junior Subordinated Debentures shall bear interest on their principal amount from and including the date they are issued to but excluding the date on which the principal amount is paid or made available for payment at the annual rate of 11%, payable on semi-annually in arrears on each March 23 and September 23, beginning on September 23, 2010 (each such date an “Interest Payment Date”). In the event that any Interest Payment Date would otherwise fall on a day that is not a Business Day, the payment of interest shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. Any installment of interest (or portion thereof) deferred in accordance with Section 3.12 of the Indenture or otherwise unpaid shall bear interest (“Additional Interest”), to the extent permitted by law, at the annual rate of 11%, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 3.12 of the Indenture.

(f) To Whom Interest Payable. Interest shall be payable to the Person in whose name the Junior Subordinated Debentures are registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, which shall be (i) the Business Day next preceding such Interest Payment Date if (A) the Junior Subordinated Debentures are issued in the form of definitive Securities registered in the name of the Property Trustee and the Capital Securities are issued in the form of global securities or (B) the Junior Subordinated Debentures are issued in the form of global notes (following distribution to holders of the Capital Securities) or (ii) the fifteenth calendar day (whether or not a Business Day) preceding the Interest Payment Date if (A) the Junior Subordinated Debentures are not issued in definitive form registered in the name of the Property Trustee or (B) the Capital Securities are no longer issued in the form of global securities; provided, however, that interest payable on any Junior Subordinated Debentures at Maturity shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. The Company shall have the right to defer interest payments on the Junior Subordinated Debentures in the manner and to the extent set forth in Section 3.12 of the Indenture.

(h) Redemption. The Junior Subordinated Debentures are redeemable at the Company’s option, subject to any required approval of the Federal Reserve (if the redemption occurs prior to the Scheduled Maturity Date):

(i) in whole or in part, at any time on or after March 23, 2015 at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date; and

(ii) in whole but not in part at a redemption price equal to 100% of their principal amount plus accrued and unpaid interest to the Redemption Date, within 90 days after the occurrence of a Capital Treatment Event or a Tax Event.

(i) Sinking Fund. The Junior Subordinated Debentures shall not be subject to any sinking fund or similar provisions.

(j) Conversion. The Junior Subordinated Debentures shall not be convertible into any other securities or other property.

(k) Form. The Junior Subordinated Debentures shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

ARTICLE III

ADDITIONAL PROVISIONS

3.1. Scope. The additional changes, modifications and supplements to the Indenture set forth below shall apply to, and govern the terms of, the Junior Subordinated Debentures and shall not apply to any other series of Securities.

3.2 Option to Defer Interest Payments. There shall be added to the end of Article III of the Indenture new Sections 3.12 and 3.13, which shall read in their entirety as follows:

“3.12 Option to Defer Interest Payments. (a) So long as no Event of Default has occurred and is continuing, the Company shall have the right, at any time and from time to time prior to Maturity, to defer the payment of interest on the Junior Subordinated Debentures for one or more consecutive Interest Periods that do not exceed five years; provided that no Deferral Period shall extend beyond the Stated Maturity Date or the earlier repayment or redemption in full of the Junior Subordinated Debentures.

(b) At the end of any Deferral Period, the Company shall pay all deferred interest on the Junior Subordinated Debentures (together with Additional Interest thereon, if any, at the rate specified for the Junior Subordinated Debentures) to the extent permitted by applicable law, to the Persons in whose name the Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(c) Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to clause (a) of this Section 3.12.

(d) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period.

(e) The Company shall give written notice of its election to begin or extend any Deferral Period to the Trustee and (i) if the Property Trustee is not the sole holder of the Junior Subordinated Debentures, to the Holders of the Junior Subordinated Debentures and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole Holder of the Junior Subordinated Debentures, to the Property Trustee and the Delaware Trustee at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Capital Securities of the record date for such Distribution Date or of such Distribution Date.

(f) The Trustee shall promptly give notice of the Company’s election to begin any Deferral Period to the Holders of the Outstanding Junior Subordinated Debentures.”

3.13 Agreed Tax Treatment. Each Junior Subordinated Debenture issued hereunder shall provide that the Company and, by its acceptance of a Junior Subordinated Debenture or a beneficial interest therein, the Holder thereof, and any Person that acquires a beneficial interest in such Junior Subordinated Debenture, agree that for United States federal, state and local tax purposes it is intended that the Junior Subordinated Debentures constitute indebtedness.

3.3 Events of Default. Sections 5.01 and 5.02 of the Indenture shall be amended and restated in their entirety to read as follows:

“5.01 Events of Default. “Event of Default”, with respect to the Junior Subordinated Debentures, wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) a default in the payment in full of any interest (including Additional Interest) on any Junior Subordinated Debenture and such default continues for a period of 30 days after the conclusion of a five-year period during which interest payments on the Junior Subordinated Debentures have been deferred or otherwise not paid in full;

(2) a default in the payment of principal of any Junior Subordinated Debentures when due and payable at its Stated Maturity, upon redemption or otherwise;

(3) the entry of a decree or order by a court having jurisdiction in the premises granting relief in respect of the Company in an involuntary case under any Bankruptcy Law, adjudging the Company as bankrupt, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any Bankruptcy Law or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Company or of substantially all of its properties, or ordering the winding up or liquidation of its affairs under any such law, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(4) the institution by the Company of proceedings to be adjudicated as bankrupt, or the consent by the Company to the institution of proceedings against it under any Bankruptcy Law, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by the Company to the filing of any such petitioner to the appointment of a receiver, liquidator, custodian, assignee, trustee, sequestrator (or other similar official) of the Company, or of substantially all of its respective properties, under any such law.

The company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event which is, or with the giving of notice or the lapse of time or both would become, an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee, the Holders of the Junior Subordinated Debentures or the holders of the Capital Securities under this Indenture, no breach by the Company of any other covenant or obligation under this Indenture or the terms of the Junior Subordinated

Debentures shall be an Event of Default with respect to the Junior Subordinated Debentures.”

“5.02 Acceleration of Maturity; Rescission and Annulment. If an Event of Default referred to in clause (1) of Section 5.01 with respect to any Junior Subordinated Debentures Outstanding occurs and is continuing, then, and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Junior Subordinated Debentures may declare the principal amount of, and all accrued interest (including Additional Interest) on, all of the Junior Subordinated Debentures to be immediately due and payable, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, if, upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Junior Subordinated Debentures fail to declare the principal amount of, and all accrued interest (including Additional Interest) on, all the Junior Subordinated Debentures to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have such right to do so by a notice in writing to the Company and the Trustee, and upon any such declaration the same shall become immediately due and payable; and provided further that, if an Event of Default arising under subsection (3) or (4) of Section 5.01 occurs and is continuing, then, and in every such case, the principal amount of, and accrued interest (including Additional Interest) on, all of the Junior Subordinated Debentures will automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.”

3.4 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Capital Securities. Section 5.08 of the Indenture is amended by adding at the end thereof the following:

“In the case of the Junior Subordinated Debentures, any holder of the Capital Securities shall have the right, upon the occurrence of an Event of Default described in Section 5.01(1) or 5.01(2), to institute a suit directly against the Company for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.07) interest (including any Additional Interest) on the Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of such Capital Securities.”

3.5 Waiver of Past Defaults. Section 5.13 of the Indenture shall be amended by adding the following paragraph at the end thereof:

“In the case of the Junior Subordinated Debentures, if the holders of the Junior Subordinated Debentures fail to waive a default, the Holders of a majority in aggregate liquidation amount of the Capital Securities shall have the right to waive any default, which could have been waived by the holders of the Junior Subordinated Debentures.”

3.5 Duties of Trustee; Notice of Default. With respect to the Junior Subordinated Debentures, each reference to “Event of Default” in Section 6.01 and 6.05 of the Indenture shall be deemed to be a reference to a “Default”.

3.6 Right of Set-Off. Article V of the Indenture is amended by adding the following new Section 5.16 at the end thereof

“5.16 Right of Set-Off. With respect to the Junior Subordinated Debentures, notwithstanding anything to the contrary in this Indenture, the Company shall have the right to set off any payment it is otherwise required to make thereunder in respect of any such Junior Subordinated Debenture to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee Agreement or under Section 5.08 of the Indenture.

3.7 Modifications of Indenture. Notwithstanding anything to the contrary contained in Section 9.01 or 9.02 of the indenture:

(a) so long as any of the Capital Securities remains outstanding: (i) no amendment or modification to the Indenture shall be made that adversely affects the holders of the Capital Securities in any material respect, and no termination of the Indenture shall occur, and no waiver of any Event of Default or waiver of compliance with any covenant under the Indenture applicable to the Junior Subordinated Debentures shall be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Capital Securities then outstanding, unless and until the principal of and all accrued and unpaid interest (including Additional Interest) on the Junior Subordinated Debentures shall have been paid in full and (ii) no amendment shall be made to Section 5.08 of the Indenture that would impair the rights of the holders of Capital Securities provided therein without the prior consent of the holders of each Capital Security then outstanding, unless and until the principal of and all accrued and unpaid interest (including Additional Interest) on the Junior Subordinated Debentures shall have been paid in full; and

(b) the consent of the Holders of the Junior Subordinated Debentures shall not be required to effect any amendment of the Indenture or the First Supplemental Indenture

required in order to make the Indenture or the First Supplemental Indenture consistent with the description of the Indenture, the First Supplemental Indenture or the form of the Junior Subordinated Debentures contained in the Prospectus, dated March 8, 2010, as supplemented by the Prospectus Supplement, dated March 9, 2010, relating to the Capital Securities.

3.8 Additional Covenants. Article X of the Indenture is hereby amended by adding the following new Sections to the end thereof.

“10.06 Covenant Not to Make Certain Payments. (a) (i) If an Event of Default has occurred and is continuing; (ii) the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced; or (iii) a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee Agreement, the Company shall not, and shall not permit any Subsidiary, to: (X) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding any of the Company’s Capital Stock, (Y) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any Parity Securities or other debt securities of the Company that rank junior upon the liquidation of the Company to the Junior Subordinated Debentures, or (Z) make any guarantee payments with respect to any Guarantee by the Company if such Guarantee ranks on parity with or junior to the Junior Subordinated Debentures.”

(b) Notwithstanding the foregoing, at any time, including during a Deferral Period, the Company may: (i) make dividends or distributions payable in its Capital Stock or rights to acquire its Capital Stock and any cash payments in lieu of fractional shares issued in connection therewith; (ii) make payments under the Guarantee Agreement; (iii) make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or redeem or purchase any rights under any such plan; (iv) purchase, redeem or acquire Capital Stock in connection with: (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants; (B) a dividend reinvestment or stock purchase plan; and (C) the issuance of Capital Stock, or securities convertible into Capital Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Deferral Period; (v) exchange or convert (A) any class or series of the Company’s Capital Stock for any other class or series of its Capital Stock or (B) any class or series of the Company’s indebtedness for any class or series of its Capital Stock; or (vi) purchase fractional interests in shares of the Company’s Capital Stock pursuant to conversion or exchange provisions of such Capital Stock or the security being converted or exchanged.”

“10.07 Payment of Trust Costs and Expenses. Since the Trust has been formed solely to facilitate an investment in the Junior Subordinated Debentures, the Company, in its capacity as the issuer of the Junior Subordinated Debentures, hereby covenants to pay all debts and obligations (other than distributions in respect of, or the redemption or repurchase price for, the Capital Securities or the Common Securities) and all costs and expenses of the Trust (including, but not limited to, all costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees thereof, all costs and expenses relating to the operation of the Trust and any costs, expenses or liabilities of the Trust that are required by applicable law to be satisfied in connection with the termination of the Trust) and to pay any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on the Trust by the United States, or any other taxing authority, so that the net amounts received and retained by the Trust and/or any trustee thereof after paying such expenses will be equal to the amounts the Trust and the trustee would have received had no such costs or expenses been incurred by or imposed on the Trust. The obligations of the Company to pay all debts, obligations, costs and expenses of the Trust (other than distributions in respect of, or the redemption or repurchase price for, the Capital Securities) shall constitute additional Indebtedness hereunder and shall survive the satisfaction and discharge of this Indenture.”

“10.08 Additional Covenants Related to the Trust. The Company also covenants with each Holder of Junior Subordinated Debentures issued to the Trust (i) to maintain directly or indirectly 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company hereunder may succeed to the Company’s ownership of such Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Junior Subordinated Debentures to the holders of the Trust Securities in liquidation of the Trust or (b) in connection with any mergers, consolidations or amalgamations permitted by the Trust Agreement or other organizational documents of the Trust and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement or other organizational documents, to cause the Trust to remain classified as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.”

3.9 Defeasance Not Applicable. Article XIII shall not apply to the Junior Subordinated Debentures.

3.10 Notices. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished or filed with the Company or the Trustee by any holder of Capital Securities shall be sufficient for every purpose under the Indenture (unless otherwise expressly provided) if in writing and mailed, first class postage prepaid, to the Company addressed to it at the address of its principal office specified in the first paragraph of the Indenture or at any other address previously furnished in writing by the Company, or to the Trustee at the Corporate Trust Office as set forth in the Indenture or as the Trustee may designate from time to time by notice to the Holders and the Company.

ARTICLE IV

MISCELLANEOUS

4.1 If any provision of this First Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

4.2 The Article headings herein are for convenience only and shall not affect the construction hereof.

4.3 All covenants and agreements in this First Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

4.4 In case any provision of this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.5 Nothing in this First Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this First Supplemental Indenture.

4.6 THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

4.7 The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

4.8 To the extent expressly provided in this First Supplemental Indenture, the Indenture shall inure to the benefit of the holders of the Capital Securities.

4.9 In the event any conflict arises between the terms of the Indenture and the terms of this First Supplemental Indenture, the terms of this First Supplemental Indenture shall be controlling and supersede such conflicting terms of the Indenture. Unless otherwise specifically modified or amended hereby, the terms of the Indenture shall remain in full force and effect with respect to the Junior Subordinated Debentures.

[Signature page follows.]

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

By:	/s/ Drew K. Hostetter
Name:	Drew K. Hostetter
Title:	Executive Vice President, Treasurer and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Raymond K. O’Neil
Name:	Raymond K. O’Neil
Title:	Senior Associate

[Signature Page to First Supplemental Indenture]

Annex A – Form of Junior Subordinated Debenture

SUSQUEHANNA BANCSHARES, INC.

11% JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES, SERIES II

No. T-1

$50,010,000

SUSQUEHANNA BANCSHARES, INC., a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Bank of New York Trust Company, N.A., as Property Trustee (the “Property Trustee”) of Susquehanna Capital II, a statutory trust formed under the laws of the State of Delaware, or registered assigns, the principal sum of fifty million ten thousand dollars ($50,010,000) on March 23, 2040 or, if such day is not a Business Day, the following Business Day (the “Stated Maturity Date”).

The Company further promises to pay interest on said principal sum from March 16, 2010, or from the most recent interest payment date on which interest has been paid or duly provided for, semi-annually (subject to deferral as set forth herein) in arrears on March 23 and September 23 of each year (each, an “Interest Payment Date”), commencing September 23, 2010. The interest rate for each Interest Period will be 11% per annum until the principal hereof shall have become due and payable, plus Additional Interest (as defined in the Indenture referred to on the reverse hereof) on any overdue interest at the annual rate of 11%, compounded semi-annually, until the principal hereof is paid or duly provided for or made available for payment. “Interest Period” as used herein shall mean the period beginning on and including March 16, 2010, and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date. The amount of interest payable for any Interest Period shall be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on this Security is not a Business Day, then a payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (without any interest or other payment in respect of such delay). The term “interest” as used herein shall include semi-annual interest payments and Additional Interest on semi-annual interest payments not paid on the applicable Interest Payment Date, as applicable. Notwithstanding anything to the contrary set forth above, if the Maturity falls on a day that is not a Business Day, the payment of principal and interest payable on such date will be made on the next succeeding day that is a Business Day. No interest or other payment will accumulate for the period from and after the Maturity. A “Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) a day on which the Corporate Trust Office of the Property Trustee or the Trustee under the Indenture is closed for business.

The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date next preceding the Interest Payment Date, which shall be (i) the Business Day next preceding such Interest Payment Date if (A) the Securities of this series are issued in the form of definitive Securities registered in the name of the Property Trustee and the Capital Securities are issued in the form of global securities or (B) the Securities of this series are issued in the form of global notes (following distribution to holders of the Capital Securities) or (ii) the fifteenth calendar day (whether or not a Business Day) preceding the Interest Payment Date if (A) the Securities of this series are not issued in definitive form registered in the name of the Property Trustee or (B) the Capital Securities are no longer issued in the form of global securities; provided, however, that interest payable on any Securities of this series at Maturity shall be paid to the Person to whom principal is paid. At the end of any Deferral Period, the Company shall pay all deferred interest on this Security (together with Additional Interest thereon) to the extent permitted by applicable law, to the Person in whose name this Security is registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Any interest installment not punctually paid or duly provided for when due shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be mailed, first-class, postage prepaid, to each Holder of this Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange or self-regulatory organization, all as more fully provided in said Indenture.

So long as no Event of Default has occurred and is continuing, the Company shall have the right, at any time and from time to time prior to Maturity, to defer the payment of interest on this Security for one or more consecutive Interest Periods that do not exceed five years; provided that no Deferral Period shall extend beyond the Stated Maturity Date or the earlier repayment or redemption in full of this Security. At the end of any Deferral Period, the Company shall pay all deferred interest on this Security (together with Additional Interest thereon, if any, at the rate specified for this Security to the extent permitted by applicable law), to the Persons in whose name the Securities are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period. Upon termination of any Deferral Period and upon the payment of all deferred interest and any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period. The Company may elect to pay interest on any Interest Payment Date during any Deferral Period. The Company shall give written notice of its election to begin or extend any Deferral Period (i) if the Property Trustee is not the sole holder of this Security, to the Holders of this Security and the Trustee at least one Business Day prior to the next succeeding Interest Payment Date or (ii) if the Property Trustee is the sole Holder of this Security, to the Property Trustee and the Trustee at least one Business Day prior to the earlier of (a) the next Distribution Date or (b) the date the

Administrative Trustees are required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Capital Securities of the record date for such Distribution Date or of such Distribution Date.

If an Event of Default has occurred and is continuing or the Company has given notice of its election to defer interest payments but the Deferral Period has not yet commenced or a Deferral Period is continuing or the Company is in default regarding its payment of any obligation under the Guarantee Agreement, the Company shall not, and shall not permit any Subsidiary, to: (A) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment regarding any of the Company’s Capital Stock, (B) make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any Parity Securities or other debt securities of the Company that rank junior upon the liquidation of the Company to this Security, or (C) make any guarantee payments with respect to any Guarantee by the Company if such Guarantee ranks on parity with or junior to this Security. Notwithstanding the foregoing, at any time, including during a Deferral Period, the Company may: (i) make dividends or distributions payable in its Capital Stock or rights to acquire its Capital Stock and any cash payments in lieu of fractional shares issued in connection therewith; (ii) make payments under the Guarantee Agreement; (iii) make any declaration of a dividend in connection with the implementation of a shareholders’ rights plan, or redeem or purchase any rights under any such plan; (iv) purchase Capital Stock related to (1) the issuance of Capital Stock or rights under any benefit plans for directors, officers, employees or consultants of the Company; (2) the issuance of Capital Stock or rights under a dividend reinvestment or stock purchase plan; (3) the issuance of Capital Stock, or securities convertible into Capital Stock, as consideration in an acquisition transaction that was entered into before the beginning of the Deferral Period; (v) exchange or convert (1) any class or series of the Company’s Capital Stock for any other class or series of its Capital Stock or (2) any class or series of the Company’s indebtedness for any class or series of its Capital Stock; or (vi) purchase fractional interests in shares of the Company’s Capital Stock pursuant to conversion or exchange provisions of such Capital Stock or the security being converted or exchanged.

Payment of the principal of and interest on this Security will be made at the principal corporate trust office or agency of the Trustee maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such account as may be designated in writing at least 15 days before the relevant Interest Payment Date by the Person entitled thereto as specified in the Securities Register; provided further, that for so long as this Security is held by the Property Trustee, payments of principal of and interest on the Security shall be made by wire transfer in immediately available funds to such account at the Property Trustee as the Property Trustee may designate in writing to the Securities Registrar at least one Business Day before the date such payment is due.

The Indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the

Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in Article XV of the Indenture and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

SUSQUEHANNA BANCSHARES, INC.

By:
Name:
Title:

Attest:

Dated: March     , 2010

This is one of the Securities referred to in the mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

Dated:

[Signature Page to Form of Junior Subordinated Debenture]

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 8, 2010, as supplemented by the first supplemental indenture thereto, dated as of March 16, 2010 (herein called the “Indenture”, and such first supplemental indenture dated as of March 16, 2010, herein called the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and First Supplemental Indenture thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, which series shall be in an initial aggregate principal amount of $50,010,000, which principal amount may be increased from time to time by the issuance of Add On Securities.

All terms used in this Security that are defined in the First Supplemental Indenture or in the Indenture shall have the meanings assigned to them in the First Supplemental Indenture or the Indenture, as the case may be.

The Company may, at its option, and subject to the terms and conditions of the First Supplemental Indenture and Article XI of the Indenture, redeem this Security, subject to any required approval of the Federal Reserve (if the redemption occurs prior to the Stated Maturity Date) and the terms and conditions of Article XI of the Indenture:

(1) in whole or in part, at any time on or after March 23, 2015 at a redemption price equal to 100% of its principal amount plus accrued and unpaid interest to the Redemption Date; and

(2) in whole but not in part, any time at a redemption price equal to 100% of its principal amount plus accrued and unpaid interest to the Redemption Date, within 90 days after the occurrence of a Capital Treatment Event or a Tax Event.

This Security shall be subject to partial redemption only in the amount of $1,000, or integral multiples thereof. In the event of redemption of this Security in part only, a new Security or Securities for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture. The provisions of Article XIII of the Indenture shall not apply to this Security.

So long as any of the Capital Securities remains outstanding, (i) no amendment or modification to the Indenture shall be made that adversely affects the holders of the Capital Securities in any material respect, and no termination of the Indenture shall occur, and no waiver of any Event of Default or waiver of compliance with any covenant under the Indenture applicable to this Security shall be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Capital Securities then outstanding, unless and until the principal of and all accrued and unpaid interest (including Additional Interest) on this Security shall have been paid in full and (ii) no amendment shall be made to Section 5.08 of the Indenture that would impair the rights of the holders of Capital Securities provided therein without the prior consent of the holders of each Capital Security then outstanding, unless and until the principal of and all accrued and unpaid interest (including Additional Interest) on this Security shall have been paid in full. Any such consent or waiver by without the consent of the holders of at least a majority of the aggregate Liquidation Amount of the Capital Securities then outstanding and the registered Holders of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default referred to in clause (1) of Section 5.01 of the Indenture occurs and is continuing, then, and in every such case, the Trustee or the Holders of not less than 25% in aggregate principal amount of Securities of this series may declare the principal amount of, and all accrued interest (including Additional Interest) on, all Securities of this series to be immediately due and payable, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, if, upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fail to declare the principal amount of, and all accrued interest (including Additional Interest) on, all Securities of this series to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Capital Securities then outstanding shall have the right to do so by a notice in writing to the Company and the Trustee, and upon any such declaration the same shall become immediately due and payable; and provided further that, if an Event of Default arising under subsection (3) or (4) of Section 5.01 of the Indenture occurs and is continuing, then, and in every such case, the principal amount of, and accrued interest (including Additional Interest) on, all Securities of this series will automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

If an Event of Default specified in Section 5.01(3) or 5.01(4) of the Indenture with respect to Securities of this series at the time Outstanding occurs, the principal amount of all the Securities of this series and the accrued interest (including any Additional Interest) on such Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Payment of principal and interest (including any Additional Interest) on such Securities shall remain subordinated to the extent provided in Article XV notwithstanding that such amount shall become immediately due and payable as herein provided. In case of any other Event of Default, there shall be no right to declare the principal amount and the accrued interest (including Additional Interest) of the Securities of this series to be due and payable immediately.

No reference herein to the Indenture or the First Supplemental Indenture and no provision of this Security or of the Indenture or the First Supplemental Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 5.02 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of such series of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest herein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE FIRST SUPPLEMENTAL INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

A-8